                                                            Exhibit 99.(a)(1)(A)

                               Endwave Corporation
                               990 Almanor Avenue
                               Sunnyvale, CA 94085
                                 (408) 522-3100



                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                               September 26, 2001

                               ENDWAVE CORPORATION

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

             THE OFFER EXPIRES AT 5:00 P.M., PACIFIC DAYLIGHT TIME,
                ON OCTOBER 25, 2001, UNLESS THE OFFER IS EXTENDED

     Endwave Corporation ("Endwave" or the "Company") is offering eligible participants the opportunity to exchange all outstanding stock options to purchase shares of our Common Stock with a per share exercise price equal to or greater than $6.00 (the "Eligible Options") for new options to purchase shares of our Common Stock. If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after March 26, 2001.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all options granted to you since March 26, 2001. This Offer is subject
         ---
to conditions that we describe in Section 6 of this Offer to Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "ENWV." On September 24, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $0.89 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Human Resources, via email at stock.administration@endwave.com or by telephone:
--------------------------------

     Beth Dayen, 408-522-3169               Anne Markert-Breesch, 408-522-3132
     Leslie Bigler, 408-522-3141            Dianna Brunt, 530-295-6077
     Claudia LaFountain, 530-295-6082

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Human Resources at Endwave before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Endwave accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Endwave's request.

     While Short-Term Options are likely to have a lower exercise price than the Eligible Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Endwave is limited to this document and the attached Summary of Terms.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY OF TERMS .........................................................   1

THE OFFER ................................................................   6

1.   Number of Options; Expiration Date ..................................   7
2.   Purpose of the Offer ................................................   8
3.   Procedures ..........................................................   8
4.   Change in Election ..................................................   9
5.   Acceptance of Options for Exchange and Cancellation and Issuance
     of Short-Term Options and New Options ...............................   9
6.   Conditions of the Offer .............................................  10
7.   Price Range of Common Stock .........................................  12
8.   Source and Amount of Consideration; Terms of Short-Term Options and
     New Options .........................................................  12
9.   Interests of Directors and Officers; Transactions and
     Arrangements Involving the Options ..................................  15
10.  Status of Options Acquired by Us in the Offer; Accounting
     Consequences of the Offer ...........................................  16
11.  Legal Matters; Regulatory Approvals .................................  16
12.  Material U.S. Federal Income Tax Consequences .......................  17
13.  Extension of Offer; Termination; Amendment ..........................  29
14.  Fees and Expenses ...................................................  20
15.  Information About Endwave ...........................................  20
16.  Risk Factors ........................................................  20
17.  Additional Information ..............................................  21
18.  Forward Looking Statements; Miscellaneous ...........................  22

SCHEDULE A--Information about the Directors and Executive Officers of
     Endwave .............................................................  23

                                SUMMARY OF TERMS

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics in this Summary of Terms.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all stock options with an exercise price per share equal to or greater than $6.00 (the "Eligible Options") that are currently outstanding under our 2000 Equity Incentive Plan (the "2000 Plan") that are held by employees of the Company (each an "Eligible Participant"). If you wish to accept this Offer with respect to any Eligible Options, you must exchange all of your Eligible Options granted on or after March 26, 2001.

Q2.  WHY ARE WE MAKING THE OFFER?

     A cornerstone of our success has been retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program.

Q3.  ARE THERE CONDITIONS TO THE OFFER?

     The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all eligible options granted to you since March 26, 2001.

Q4.  WHO CAN PARTICIPATE IN THE EXCHANGE?

     You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on October 25, 2001. Termination of your employment with the Company on or before October 25, 2001 will automatically revoke any election that you make to participate in this program.

Q5. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

     For those employees who elect to participate in the Offer, on October 25, 2001 (or a later date if Endwave extends the Offer) the Company will grant you a short-term option ("Short-Term Option") covering thirty percent (30%) of the number of shares subject to your Eligible Options that were cancelled. In addition, on or after April 26, 2002 (or a later date if Endwave extends the Offer), the Company will grant you a new option ("New Option") equal to seventy percent (70%) of the number of shares subject to your Eligible Options that were cancelled (so long as your employment with the Company continues through that date). The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock


                                       1.

dividends, recapitalizations or similar transactions that may occur between October 25, 2001 (or a later expiration date if Endwave extends the Offer) and the date the New Options are granted.

Q6. WHAT HAPPENS IF I ACCEPT THE OFFER AND TENDER ONE OR MORE OF MY ELIGIBLE OPTIONS BUT I AM NO LONGER EMPLOYED BY THE COMPANY ON THE GRANT DATE OF THE NEW OPTIONS?

     If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by us on the grant date for the New Options, you will not receive any New Options for your Eligible Options that have been cancelled. Participation in the Offer does not confer upon you the right to remain employed by us.

Q7.  WHEN WILL I RECEIVE MY SHORT-TERM OPTIONS AND NEW OPTIONS?

     The Short-Term Options will be granted on October 25, 2001 (or a later date if Endwave extends the Offer). We expect the stock option agreements to be distributed within two weeks from the date of grant. The New Options will be granted on or shortly after April 26, 2002 (or a later date if Endwave extends the Offer). We expect the stock option agreements to be distributed within two weeks from the date of grant. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (other than the Short-Term Options) until, at the earliest, April 26, 2002. (Section 5 of the Offer)

Q8.  WHAT WILL BE THE EXERCISE PRICE OF THE SHORT-TERM OPTIONS AND THE NEW
     OPTIONS?

     The Short-Term Options and New Options will have exercise prices equal to the closing prices of the Company's Common Stock as reported on the Nasdaq National Market on their respective dates of grant. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (Section 8 of the Offer)

Q9.  WHAT WILL BE THE VESTING PERIOD OF THE SHORT-TERM OPTIONS AND THE NEW
     OPTIONS?

     One-twelfth (1/12th) of the shares covered by the Short-Term Options will vest one month after the date of grant and one-twelfth (1/12th) of the shares will vest monthly thereafter (so long as you remain employed by or continue service with the Company). Each New Option will have a three (3) year vesting schedule under which twenty-five percent (25%) of the shares subject to the New Options will vest on the date of grant and 1/16th of the shares will vest quarterly thereafter (so long as you remain employed by or continue service with the Company). No Short-Term Option or New Option, whether or not it is vested, will be exercisable until six (6) months after the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable


                                       2.

stock option agreement. If, however, there is no change of corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act. As of September 26, 2001, no regulations have been promulgated under the Fair Labor Standards Act regarding the interpretation of the term "retirement."

Q10. WHEN WILL THE SHORT-TERM OPTIONS AND NEW OPTIONS EXPIRE?

     The Short-Term Options will expire eighteen (18) months and the New Options will expire ten (10) years after the date of grant (so long as you remain employed by or continue service with the Company).

Q11. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY SHORT-TERM
     OPTIONS AND/OR MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     You will not be able to exercise and sell any portion of the shares subject to the Short-Term Options or the New Options until they vest, and until six (6) months after the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable stock option agreement. If, however, there is no change of corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six
(6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act. As of September 26, 2001, no regulations have been promulgated under the Fair Labor Standards Act regarding the interpretation of the term "retirement." Employees subject to our window trading policy may have to wait longer to sell any portion of the Short-Term Options or New Options.

Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER
     COMPONENTS OF MY COMPENSATION?

     No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Short-Term Options or the New Options.


                                       3.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you have more than one Eligible Option, then you may exchange some, but less than all, Eligible Options. However, you must exchange all option shares subject to a particular Eligible Option. In all cases, if you elect to exchange any of your Eligible Options, you must exchange all of your options granted on or after March 26, 2001.

Q14. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Short-Term or New Options to you. However, we recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer.


                                       4.

Q15. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY SHORT-TERM
     OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     All Short-Term and New Options will be nonqualified stock options. (Section 12 of the Offer)

Q16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE
     THEM IN THIS OFFER?

     We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your incentive stock option, we believe that those options will remain incentive stock options. However, the IRS may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options.

     If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise. (Section 12 of the Offer)

Q17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     The Offer expires on October 25, 2001, at 5:00 p.m., Pacific Daylight Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Daylight Time, on October 25, 2001. (Section 13 of the Offer)

Q18. WHAT DO I NEED TO DO?

     Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Human Resources at Endwave before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer). The Election Form may be sent via U.S. mail, e-mail or facsimile. Human Resources is located at Endwave's corporate headquarters in Sunnyvale, California, the direct facsimile number is
(408) 617-8105, and the e-mail address is stock.administration@endwave.com.
                                          --------------------------------
Election Forms must be received by Human Resources before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer), not merely placed in the mail or other delivery system by the expiration time.

     If you have questions about delivery, you may contact a member of Human Resources or send an e-mail to stock.administration@endwave.com. You should
                               --------------------------------
review the Offer to


                                       5.

Exchange, the Summary of Terms, the Election Form and all of their attachments before making your election.

     If we extend the Offer beyond October 25, 2001, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Q19. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends then Offer). If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Human Resources before the Offer expires. You may change your election more than once. (Section 4 of the Offer)

Q20. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 16 above. Furthermore, if you do not accept the Offer, or if we do not accept the options you elect to exchange, you will not receive Short-Term Options or New Options. From the Company's perspective, all Eligible Options that are not exchanged and cancelled and all options granted on or after March 26, 2001 will be treated for financial accounting purposes as variable awards.

Q21. WHAT HAPPENS TO OUR NEW OPTIONS IF ENDWAVE MERGES OR IS ACQUIRED PRIOR TO
     THE DATE THE NEW OPTIONS ARE GRANTED?

     If Endwave merges with or is acquired by another entity between October 25, 2001 (or a later expiration date if Endwave extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, the type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Endwave and the acquiror based on the same principles applied to the handling of the options to acquire Endwave's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than seventy percent (70%) of the number of shares subject to the Eligible Options that you exchange


                                       6.

if no acquisition had occurred. In the event that Endwave acquires another entity, no change will occur with respect to your election to participate in the Offer.

Q22. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Human Resources via e-mail at stock.administration@endwave.com or by telephone:
                        --------------------------------

     Beth Dayen, 408-522-3169              Anne Markert-Breesch, 408-522-3132
     Leslie Bigler, 408-522-3141           Dianna Brunt, 530-295-6077
     Claudia LaFountain, 530-295-6082

     In addition, there will be company-wide employee meetings beginning on September 27, 2001. The dates and times of these meetings will be announced.


                                       7.

                                    THE OFFER

     Defined terms not explicitly defined in the Offer but defined in the preceding Summary of Terms shall have the same definitions as in the Summary of Terms.

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange Short-Term Options and New Options to purchase our Common Stock in return for all Eligible Options held by Eligible Participants. Eligible Options are all outstanding options with exercise prices per share equal to or greater than six dollars ($6.00) that were granted under the 2000 Plan.

     You may exchange one or more of your options, but you may not exchange less than all option shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Options, you must exchange all Eligible Options granted on or after March 26, 2001. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the "expiration date" as defined below.

     Your Short-Term Option will represent thirty percent (30%) of the number of option shares subject to your Eligible Options that were cancelled, and your New Option will represent seventy percent (70%) of the number of option shares subject to your Eligible Option that were cancelled. The number of option shares to be represented by the Short-Term Option and New Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between October 25, 2001 (or a later expiration date if Endwave extends the offer) and the date the New Options are granted. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE FOR THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. All Short-Term Options and New Options will be issued under our 2000 Equity Incentive Plan.

     The term "expiration date" of this Offer means 5:00 p.m., Pacific Daylight Time, on October 25, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to take any of the following actions:

     o increase or decrease what we will give you in exchange for your Eligible Options;

     o increase or decrease the number of Eligible Options to be exchanged in the Offer; or

     o    extend or terminate the Offer.


                                       8.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and directors.

     The Board of Directors has approved this Offer. While your Short-Term Options are likely to have a lower exercise price than the Eligible Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.   PROCEDURES.

     Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Human Resources at Endwave before the expiration date. The Election Form may be sent via U.S. mail, e-mail or facsimile. Human Resources is located at Endwave's corporate offices in Sunnyvale, California, the email address is stock.administration@endwave.com,
                                            --------------------------------
and the fax number is (408) 617-8105. Election Forms must be received by Human Resources before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer), not merely placed in the mail or other delivery system by the expiration time. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Endwave accepts your Eligible Options for exchange. You will be required to return your stock option agreements upon Endwave's request.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. Otherwise, we will accept properly and timely exchanged options that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the


                                       9.

Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly exchanged options that have not been validly withdrawn.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4.

     You may change your election at any time before 5:00 p.m., Pacific Daylight Time, on October 25, 2001. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

     To change your election, you must deliver a Notice of Change in Election Form to Human Resources at Endwave before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. The Notice of Change in Election Form may be sent via U.S. mail, e-mail or facsimile. Human Resources is located at Endwave's corporate offices in Sunnyvale, California, the e-mail address is stock.administration@endwave.com, and the fax number is
                      --------------------------------
(408) 617-8105.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF SHORT-TERM OPTIONS AND NEW OPTIONS.

     On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly exchanged and not validly withdrawn before the expiration date. The Short-Term Options will be granted on October 25, 2001 and the New Options will be granted on or after April 26, 2002 (or later dates if Endwave extends the Offer).

     Your Short-Term Option will represent thirty percent (30%) of the number of option shares of each Eligible Option that you exchange. Your New Option will represent seventy percent (70%) of the number of option shares of each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock


                                       10.

splits, stock dividends, recapitalizations or similar transactions that may occur between October 25, 2001 (or a later expiration date if Endwave extends the Offer) and the date the New Options are granted. If you are not an employee of Endwave as of October 25, 2001, you will not be eligible to participate in the Offer or receive Short-Term Options. If you are not continuously employed by Endwave through the date the New Options are granted, you will not be eligible to receive the New Options. In addition, no portion of the Short-Term Option or New Option will be exercisable until it vests, and no vested Short-Term Options or New Options will be exercisable for a period of six (6) months following the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable stock option agreement. If, however, there is no change in corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act. As of September 26, 2001, no regulations have been promulgated under the Fair Labor Standards Act regarding the interpretation of the term "retirement."

     We will give you notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn as of the expiration date. We will notify you on or prior to October 25, 2001 (or a later expiration date if Endwave extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn, you may assume that on the expiration date that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Short-Term Options and New Options that we will grant to the optionholder.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after September 26, 2001 and before October 25, 2001, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

     o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Short-Term Options or New Options, or otherwise relates to the Offer or that, in


                                       11.

          our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

     o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Short-Term Options or New Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

          (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Short-Term Options and New Options for some or all of the exchanged Eligible Options;

          (c) materially impair the benefits we believe we will receive from the Offer; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     o    there is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     o another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities Exchange Commission ("SEC") on or before October 25, 2001 (or a later expiration date if Endwave extends the Offer);

          (b)  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before October 25, 2001 (or a later expiration date if Endwave extends the Offer) has acquired or proposed to acquire


                                       12.

               beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     o any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer, other than those subject to applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "ENWV." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market.

                       Quarter ended                           High      Low
     -----------------------------------------------------   -------    -----

     Fiscal Year 2001
        September 30, 2001 (through September 24, 2001) ..   $ 1.90     $0.84
        June 30, 2001 ....................................   $ 3.00     $0.90
        March 31, 2001 ...................................   $ 5.50     $2.25

     Fiscal Year 2000
        December 31, 2000 ................................   $20.625    $2.50

     As of September 24, 2001, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $0.89 per share.

     While your Short-Term Options are likely to have a lower exercise price than Eligible Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.


                                       13.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF SHORT-TERM OPTIONS AND NEW OPTIONS.

     Consideration. Your Short-Term Option will represent thirty percent (30%) of the number of option shares of each Eligible Option that you exchange. Your New Option will represent seventy percent (70%) of the number of option shares of each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between October 25, 2001 (or a later expiration date if Endwave extends the Offer) and the date the New Options are granted.

     If we receive and accept your exchange of all outstanding Eligible Options, we will grant Short-Term Options and New Options to purchase a total of approximately 2,617,160 shares of our Common Stock. The Common Stock issuable upon exercise of the Short-Term Options and New Options would equal approximately 7% of the total shares of our Common Stock outstanding as of August 31, 2001.

     Merger or Acquisition of Endwave. If Endwave merges with or is acquired by another entity between October 25, 2001 (or a later expiration date if Endwave extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, the type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Endwave and the acquiror based on the same principles applied to the handling of the options to acquire Endwave's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

     Terms of New Options. All Short-Term Options and New Options will be issued under the 2000 Plan. Short-Term Option and New Option agreements will be executed between each optionholder who accepts the Offer and Endwave. The Short-Term Option and New Option agreements will not permit the optionholders to exercise the Short-Term Options or New Options prior to the time such options vest, and no vested Short-Term Options or New Options will be exercisable for a period of six (6) months following the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable stock option agreement. If, however, there is no change in corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act. As of September 26, 2001, no regulations have been promulgated under the Fair Labor Standards Act regarding the interpretation of the term "retirement."


                                       14.

     The issuance of Short-Term Options and New Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the 2000 Plan and the Short-Term Option and New Option agreements is a summary, and is not complete. Short-Term Options and New Options will be subject to the terms and conditions of the 2000 Plan under which they will be granted and the applicable stock option agreement. Additional information about the 2000 Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the 2000 Plan. Please contact Human Resources at stock.administration@endwave.com to request copies of the 2000 Plan, related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or our Compensation Committee prior to the date the Short-Term Options or New Options are granted.

     General. The 2000 Plan was adopted in March 2000. As of August 31, 2001, there were 6,500,000 shares of Common Stock reserved for issuance under the 2000 Plan. The 2000 Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code as well as nonqualified stock options. Each Short-Term Option and New Option will be a nonqualified stock option.

     Administration. The Board of Directors administers the 2000 Plan unless it has delegated administration to a committee. The Board of Directors has the authority to construe, interpret and amend the 2000 Plan.

     Term. The term of each option granted under the 2000 Plan is fixed by the Board of Directors at the time of grant. The Short-Term Options will expire eighteen (18) months and the New Options will expire ten (10) years after the date of grant.

     Time of Exercise. Generally you may exercise the vested portion of a Short-Term Option or New Option at any time prior to termination of the option. Notwithstanding the foregoing, no vested Short-Term Options or New Options will be exercisable for a period of six (6) months following the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable stock option agreement. If, however, there is no change in corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act. As of September 26, 2001, no regulations have been promulgated under the Fair Labor Standards Act regarding the interpretation of the term "retirement."


                                       15.

     If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post termination exercise period will be three (3) months following your termination date or the expiration of the six (6) month waiting period described above, if applicable. If your employment or service with us terminates as a result of your permanent disability, generally your post termination exercise period will be twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Short-Term Option or New Option within eighteen (18) months following your termination date. However, under no circumstances may you exercise the Short-Term Option more than eighteen (18) months from the date of grant or the New Option more than ten (10) years from the date of grant.

     Exercise Price. The Short-Term Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on October 25, 2001 (or a later date if Endwave extends the Offer). The New Options will have an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the date of grant. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     Vesting. The Board of Directors has the authority to determine the time or times at which options granted under the 2000 Plan will vest and become exercisable. The Board may also accelerate the vesting and exercisability of options. One-twelfth (1/12th) of the shares covered by the Short-Term Options will vest one month after the date of grant and one-twelfth (1/12th) of the shares will vest monthly thereafter (so long as you remain employed by or continue service with the Company). Each New Option will have a three (3) year quarterly vesting schedule under which 25% of the shares covered by the New Option will vest on the date of grant and one-sixteenth (1/16th) of the shares will vest quarterly thereafter.

     Tax Consequences. You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Short-Term Options and New Options and the Eligible Options, as well as the consequences of accepting or rejecting the Short-Term Options and New Options under this Offer to Exchange.

     Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all Short-Term Options or New Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Endwave, you will be able to sell your Short-Term Option and New Option shares free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 31, 2001, our executive officers and non-employee directors (ten (10)


                                       16.

persons) as a group held options outstanding under the 2000 Plan and the 2000 Non-Employee Directors' Stock Option Plan (collectively, the "Option Plans") and pursuant to individual stock option awards made outside the Option Plans to purchase a total of 2,290,280 shares of our Common Stock. This represented approximately 35%, of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date.

     The following are, to the best of our knowledge, the only transactions that members of our board of directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

     o No member of our Board of Directors or executive officer nor any of their affiliates has been issued an option grant to purchase shares of Common Stock under the Option Plans during the 60 days prior to this Offer to Exchange;

     o No member of our Board of Directors or executive officer nor any of their affiliates has exercised an option for shares of Common Stock under the Option Plans or the Company's 1992 Stock Option Plan during the 60 days prior to this Offer to Exchange;

     o No member of our Board of Directors or executive officer nor any of their affiliates has purchased shares of Common Stock under the Company's 2000 Employee Stock Purchase Plan during the 60 days prior to this Offer to Exchange.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible Options that have been granted under the 2000 Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 2000 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

     We believe that we may record a compensation expense as a result of the Offer because:

     o we will grant the Short-Term Options within six (6) months of the date we accept and cancel Eligible Options returned to us;

     o the exercise price of the Short-Term Options will be lower than the exercise price of Eligible Options; and

     o a portion of the Eligible Options that are not returned and cancelled pursuant to the Offer will be treated for financial accounting purposes as a variable award.

     As a result of our decision to extend the Offer to our employees, all Short-Term Options, all Eligible Options that are not exchanged and cancelled, and all options granted on or after March 26, 2001 that are not exchanged and cancelled under the Offer will be treated for financial accounting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the


                                       17.

price of our common stock as a compensation expense in connection with the Short-Term Options and a portion of the Eligible Options that are not returned and cancelled. We will have to continue to reflect increases and decreases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or expire unexercised; and the Eligible Options have terms that are longer than the Short-Term Options. The higher the market value of our common stock, the greater the compensation expense.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Short-Term Options and New Options is subject to conditions, including the conditions described in
Section 6 of the Offer.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

     If you exchange outstanding incentive or nonqualified stock options for Short-Term Options and New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the Short-Term Options and New Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     The Short-Term Options and New Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

     Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Short-Term Options or New Options.


                                       18.

     All Short-Term Options and New Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

     We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you, under either of our Option Plans or our 1992 Stock Option Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in our Option Plans or the 1992 Stock Option Plan and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same


                                       19.

amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.


                                       20.

     Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting for cancellation of Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     o increase or decrease what we will give you in exchange for your Eligible Options; or

     o increase or decrease the number of Eligible Options to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

14.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.  INFORMATION ABOUT ENDWAVE

     Our principal executive offices are located at 990 Almanor Avenue, Sunnyvale, California 94608 and our telephone number is (408) 522-3100. Our web site address is www.endwave.com. The information on our web site is not a part
                ---------------
of this Offer.


                                       21.

     Endwave designs and manufactures RF subsystems that enable the transmission, reception and processing of high-speed data signals in broadband wireless access systems. Endwave's products are used in point-to-point access, point-to-multipoint access and high capacity cellular backhaul applications. Information concerning the Company's business including its background, solution, strategy, products and services, technology, strategic relationships, marketing and sales, product development, competition and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

16.  RISK FACTORS

     Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

17.  ADDITIONAL INFORMATION.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

     (b) our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 30, 2001;

     (c) our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001; and

     (d) Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001.

The SEC file number for these filings is 000-31635. These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.     7 World Trade Center         500 West Madison Street
Room 1024                  Suite 1300                   Suite 1400
Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.
   ------------------


                                       22.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "ENWV," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                  Leslie Bigler
                               Endwave Corporation
                               990 Almanor Avenue
                               Sunnyvale, CA 94085

or by telephoning us at (408) 522-3100 between the hours of 9:00 a.m. and 5:00 p.m., Sunnyvale, California local time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information contained in this Offer about Endwave should be read together with the information contained in the documents to which we have referred you.

18.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect Endwave's financial results is included in Endwave's filings with the Securities and Exchange Commission, including our Annual Report on 10-K for the year ended December 31, 2000 and our definitive proxy materials for the 2001 Annual Meeting of Stockholders.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.


                                       23.

     The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Endwave is limited to this document and the attached Summary of Terms.

                     Endwave Corporation September 26, 2001


                                       24.

                                   SCHEDULE A

        INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF ENDWAVE

The directors and executive officers of Endwave and their positions and offices as of August 31, 2001, are set forth in the following table:

NAME                     AGE      PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
----                     ---      ---------------------------------------------------

Edward A. Keible, Jr.     57      Chief Executive Officer, President and Director
Wes Bush                  40      Director
Robert D. Pavey           59      Director
Esfandiar Lohrasbpour     49      Director
Carol Herod Sharer        50      Director
Edward C.V. Winn          62      Director
Julianne M. Biagini       39      Chief Financial Officer and Senior Vice President, Finance and
                                  Administration
Donald J. Dodson, Jr.     54      Chief Operating Officer and Senior Vice President, Operations and
                                  Technology
John J. Mikulsky          56      Chief Marketing Officer and Senior Vice President, Market and
                                  Business Development
James G. Bybokas          58      Vice President, Sales and Marketing

     The address of each director and executive officer is c\o Endwave Corporation, 990 Almanor Avenue, Sunnyvale, CA 94085.

     Biographies for each of our officers and directors are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are incorporated by reference herein.

                                       25.